Exhibit 99.1
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Investor Relations
Phone: (800) 877-8762, ext. 2718
TRM Corporation Announces Full Year and Fourth Quarter 2008 Financial Results
PORTLAND, Oregon, March 31, 2009 (PR Newswire) — TRM Corporation (Pink Sheets: TRMM) today announced fourth quarter and full year 2008 financial results. The Company filed its Form 10-K for the year today.
Richard Stern, President and CEO of TRM Corporation stated, “2008 was truly a transitional year for TRM. We integrated the Access to Money portfolio while continuing with the operational improvements that were started in 2007. Through these efforts, we were able to achieve significant improvement in EBITDA generation, gross profit enhancement and cost reductions.”

($ in Millions)	FY 2008	FY 2007	% Change
Sales	$88.6	$90.4	(1.9%)
Discounts	56.7	56.7	—
Net Sales	31.9	33.7	(5.3%)
Cost of Sales	18.6	22.9	(18.7%)
Gross Profit	13.3	10.8	23.1%
Gross Profit (% net sales)	41.6%	32.1%	—
Selling, General & Administrative	$14.0	$16.5	(15.1%)
Impairment Charges	19.8	—	—
Restructuring Charges /Equipment Write-Offs	.6	2.8	—
Operating Loss	(21.2)	(8.5)	—
Discontinued Operations	—	5.3	—
Net Loss	(26.1)	(8.4)	—
Adjusted EBITDA from continuing operations	3.6	(2.8)	228.5%
Adjusted EBITDA from continuing operations is a non-GAAP term. Please refer to the attached reconciliation between our GAAP net income and Adjusted EBITDA from continuing operations.
Financial Results for the Fiscal Year Ended December 31, 2008
In 2008, gross sales were $88.6 million and net sales were $31.9 million. Costs of sales were reduced 18.7% in 2008 from $22.9 million to $18.6 million. Gross profit improved in 2008 from 2007 by 23.1% from $10.8 million to $13.3 million.
Mr. Stern went on to say that “the improvements we experienced in 2008 in both cost of sales reductions and gross profit enhancement were especially encouraging given the fact that the benefits from our new cash provisioning relationship with Elan Financial Services did not begin until November. As the comparison between the fourth quarter of 2008 with the fourth quarter of 2007 shows, the Elan contract should improve operating performance even more.”
For the year, selling, general and administrative expense increased; however, excluding a goodwill impairment charge of $19.8 million, the Company reduced selling, general and administrative costs by 15.1% from 2007 to 2008.
TRM reported an operating loss of $26.1 million for the full year 2008. The 2008 net loss figure includes the above mentioned non-cash goodwill impairment charge of $19.8 million. This charge had no impact on the Company’s debt covenants or cash position and was primarily driven by adverse market conditions and the significant reduction in the Company’s stock price. Excluding this goodwill impairment charge, as well as the non-cash loss on early debt redemption and non-cash debt issuance amortization associated with the Access to Money acquisition financing, the net loss would have been $3.2 million, compared to $8.5 million in 2007.
The Company believes that Adjusted EBITDA from continuing operations is the most accurate reflection of ongoing operations as well as recent efficiencies in its cost structure. On a sequential basis, TRM’s 2008 adjusted EBITDA from continuing operations was $3.6 million compared to ($2.8) million in 2007. Mr. Stern commented that “our ability to generate positive Adjusted EBITDA during 2008 was extremely satisfying and is a testament to the hard work and dedication of our entire team.”
The Company ended 2008 with 11,522 transacting ATMs compared to 9,307 transacting ATMs at the end of 2007. Average transactions per ATM in 2008 were 264 compared to 286 in 2007. The change in transaction per ATM between the periods is due to the mix of contracts that were acquired with Access to Money.
Financial Results for the Fourth Quarter Ended December 31, 2008
•	Net Sales of $6.8 million compared to $7.9 million in the fourth quarter of 2007

•	Cost of Sales $3.5 million compared to $5.3 in the fourth quarter of 2007

•	Gross Margin of $3.2 million compared to $2.6 million in the fourth quarter of 2007

•	Adjusted EBITDA of $1.3 million vs. $1.5 million in the fourth quarter of 2007
Adjusted EBITDA was $200,000 less in the fourth quarter of 2008 compared to 2007 due to the impact of a settlement agreement with a service provider that contributed $2.0 million in cost benefit in the fourth quarter of 2007. Excluding that benefit, adjusted EBITDA would have increased $1.7 million between the quarters.
Michael Dolan, Chief Financial Officer of the Company, stated, “Considering the economic environment that has challenged many companies this year, we had the advantage of going through our restructuring efforts during 2007 and early 2008. This provided us with a scaled and streamlined operating cost baseline that allowed us to weather the downturn in the economy while positioning us to focus on our sales initiatives in 2009. We are pleased to have produced five quarters of positive Adjusted EBITDA and hope our cost management and sales efforts allow us to continue this trend.”

Richard Stern concluded by stating “We continue to improve the operating results at TRM. Our Access to Money acquisition has proven to be a great success, and, as anticipated, Doug Falcone has shown himself to be a first class operator. His knowledge and experience has been instrumental in helping the combined enterprise achieve the results that we announce today. I am confident that despite the challenges that may lie ahead, the Company will continue to sustain the positive results that have been achieved over the last year.”
Balance Sheet
The Company had cash and cash equivalents of $4.5 million at December 31, 2008, compared to $3.8 million at December 31, 2007. As of December 31, 2008, the Company had $23.7 million of notes payable and other debt outstanding.
About TRM Corporation
TRM Corporation is a consumer services company that provides convenience ATM services in high-traffic consumer environments. TRM’s ATM customer base is widespread, with retailers throughout the United States.
Forward-Looking Statements
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; changes in interest rates; maintaining satisfactory relationships with our banking partners; our ability to continue to reduce attrition in our existing ATM estate and to add new ATMs; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our acquisition strategy. Additional information on these factors, which could affect our financial results, is included in our annual report on Form 10-K for the fiscal year ended December 31, 2008 and in our quarterly reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008 under the caption “Risk Factors” and elsewhere in such reports. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by law.
- Attachments 1, 2 and 3 -

Attachment 1
TRM Corporation
Consolidated Results of Operations
(in thousands, except per share data)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2007	2008	2007	2008

Sales	$20,614	$21,455	$90,386	$88,613
Less commissions	12,704	14,703	56,711	56,744

Net sales	7,910	6,752	33,675	31,869

Cost of sales:
Cost of vault cash	1,215	732	5,399	3,618
Other	4,106	2,807	17,465	15,028

Gross profit	2,589	3,213	10,811	13,223

Selling, general and administrative expense	2,144	2,942	16,482	14,034
Impairment charges	—	19,800	—	19,800
Restructuring charges	—	—	963	—
Loss on asset disposal	660	357	1,876	550

Operating income (loss)	(215)	(19,886)	(8,510)	(21,161)

Interest expense:
Interest expense and amortization of debt issuance costs	188	801	464	4,140
Loss on early extinguishment of debt	750	565	4,809	1,456
Other expense (income), net	(297)	(307)	(57)	(610)

Benefit of income taxes	(59)	(12)	—	(12)

Loss from continuing operations	(797)	(20,933)	(13,726)	(26,135)

Discontinue operations:
Income (loss) from operations	1,841	—	5,437	—
Provision for income taxes	138	—	138	—

Income (loss) from discontinued operations	1,703	—	5,299	—

Net income (loss)	$906	$(20,933)	$(8,427)	$(26,135)

BASIC AND DILUTED PER SHARE INFORMATION:

Weighted average common shares outstanding	17,212	21,486	17,178	20,213

Basic and diluted net loss per share:
Continuing operations	$(0.05)	$(0.97)	$(0.80)	$(1.29)
Discontinued operations	0.10	—	0.31	—

Net income (loss)	$0.05	$(0.97)	$(0.49)	$(1.29)

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(in thousands)
(unaudited)

	December 31,	December 31,
	2007	2008
Assets
Current assets:
Cash	$3,859	$4,535
Restricted cash	3,073	2,012
Accounts receivable, net	2,611	2,998
Leases receivable, net	—	176
Inventories	50	505
Prepaid expenses and other	369	308
Deferred financing costs	172	2,244
Restricted cash — TRM Inventory Funding Trust	61,805	—

Total current assets	71,939	12,778

Property and Equipment, net	4,222	2,815
Non-current leases receivables, net	—	786
Intangible assets, net	585	2,120
Goodwill	16,748	10,657
Deferred financing costs, long term	—	2,918
Other assets	795	593

Total assets	$94,289	$32,667

Liabilities, Minority Interest and Shareholders’ Equity
Current liabilities:
Accounts payable	$6,099	$6,851
Accrued and other expenses	7,673	5,369
Term loans	2,051	4,775
TRM Inventory Funding Trust note payable	58,505	—

Total current liabilities	74,328	16,995

Long term liabilities:
Term loans and other debt	5,301	18,890

Minority interest	1,500	—

Shareholders’ equity:
Common stock	136,181	145,938
Additional paid-in capital	63	63
Accumulated deficit	(123,084)	(149,219)

Total shareholders’ equity	13,160	(3,218)

Total liabilities, minority interest and shareholders’ equity	$94,289	$32,667

Attachment 3
TRM Corporation
Adjusted EBITDA Reconciliation
(in thousands — USD)
(unaudited)

	Three months		Twelve months ended
	ended December 31,		December 31,
	2007	2008	2007	2008
Continuing Operations:
Loss from continuing operations	$(797)	$(20,933)	$(13,726)	$(26,135)
Add:
Interest expense	188	1,366	464	4,139
Depreciation and amortization	601	703	2,541	2,147
Provision for Income Taxes	(59)	(12)	—	(12)
Loss on early extinguishment of debt	750	—	4,809	1,456
Non-cash stock compensation expense	158	16	509	1,646
Loss on asset disposal	660	357	1,876	551
Inventory write down	—	—	399	—
Non-recurring charges	—	—	350	—
Impairment charges	—	19,800	—	19,800

Adjusted EBITDA — continuing operations	$1,501	$1,297	$(2,778)	$3,592

Discontinued Operations:
Gain (loss) from discontinued operations	1,703	—	5,299	—
Add:
Interest expense	—	—	1,289	—
Provision for Income Taxes	138	—	138	—
Loss on asset disposal	500	—	500	—
Impairment charges	—	—	2,701	—

Adjusted EBITDA — discontinued operations	$2,341	$—	$9,927	$—